EXHIBIT 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2025 FIRST QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce fiscal 2025 first quarter results.

FISCAL 2025 FIRST QUARTER HIGHLIGHTS

➢	Net sales increased 95% to approximately $3.97 million versus $2.04 million in the prior year period.

➢	Net bookings decreased 42% to $2.04 million versus $3.54 million in the prior year period.

➢	Backlog increased 3% to $9.41 million at the end of the fiscal 2025 first quarter as compared to $9.13 million at the end of the fiscal 2024 first quarter.

➢

Net income increased to $0.59 million, or $0.28 per share, in the fiscal 2025 first quarter versus a loss of ($0.17) million, or ($0.08) per share, in the fiscal 2024 first quarter. Fiscal 2025 first quarter net income included non-cash income taxes of $0.21 million.

This is our third quarter since we closed the acquisition of Micro Engineering (MEI).  Thus far we are pleased with the results.  We continue the process of integration of systems, and are excited about the potential to increase revenues with existing customers.  MEI contributed $1.52 million in revenue in the fiscal 2025 first quarter.

Included in revenue in the fiscal 2025 first quarter is $108,000 related to the release of reserves.  Included in costs for the fiscal 2025 first quarter are $29,000 of cost related to the MEI building purchase; $52,000 of intangible amortization; and $26,000 of non-cash interest costs related to the accrued contingent consideration.

While reported operating income was $792,000 in the fiscal 2025 first quarter, if we adjust for the aforementioned impacts, it was $765,000, excluding the $26,000 of non-cash interest costs, which are non-operating.  We believe the adjusted number more accurately reflects the performance of the business during the quarter.  As a reminder due to no longer having a valuation allowance for deferred taxes we now show an amount for income taxes that will reduce our deferred tax asset over time.  The amount shown is non-cash until we have used up our historical net operating losses.

As we noted in previous releases, in December 2022 President Biden signed the $1.7 trillion omnibus spending bill which included appropriations to replenish supplies used in Ukraine and to increase stockpiles.  Solitron’s two largest revenue sources are among the programs.   The actual timing of orders and deliveries are out of our control and could be impacted by other suppliers’ inability to meet increased production levels.  We do not know if we will receive periodic orders, annual orders, or one large order for each of the programs.   Current expectations are for the Company to receive orders on both programs this fall.  We do not know if the orders will include part of the stockpile program or not.

Based on published reports, there is some concern about the production capacity in these programs.  The government and the prime contractors have been working on increasing production capacity.  One program has announced that capacity is expected to double by the end of 2024.  The second program is apparently running at capacity.  We have not seen any reports on production expansion for that program.

We continue to see increased interest in new product development, including silicon carbide.  We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

SOLITRON DEVICES, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MAY 31, 2024 AND MAY 31, 2023
(in thousands except for share and per share amounts)

	For The Three Months ended	For The Three Months ended
	May 31, 2024	May 31, 2023
	unaudited	unaudited
Net sales	$3,967	$2,038
Cost of sales	2,292	1,431

Gross profit	1,675	607

Selling, general and administrative expenses	883	542

Operating income (loss)	792	65

Other income (loss)
Interest income	5	14
Interest expense	(50)	(27)
Dividend income	16	1
Realized gain (loss) on investments	11	122
Unrealized gain (loss) on investments	27	(346)
Total other income	9	(236)

Net income before tax	$801	$(171)
Income taxes	(212)	-
Net income	$589	$(171)

Net income (loss) per common share - basic and diluted	$0.28	$(0.08)

Weighted average shares outstanding - basic and diluted	2,083,436	2,083,436

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SOLITRON DEVICES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF MAY 31, 2024 AND FEBRUARY 29, 2024
(in thousands, except for share and per share amounts)
	May 31, 2024	February 29, 2024
ASSETS	unaudited
CURRENT ASSETS
Cash and cash equivalents	$2,404	$2,217
Marketable securities	967	904
Accounts receivable	2,491	2,826
Inventories, net	4,492	4,132
Prepaid expenses and other current assets	569	532
TOTAL CURRENT ASSETS	10,923	10,611

Property, plant and equipment, net	8,971	7,356
Finance lease, right of use asset	-	1,715
Intangible assets	3,062	3,114
Deferred tax asset	1,691	1,837
Other assets	121	107
TOTAL ASSETS	$24,768	$24,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$836	$439
Customer deposits	64	539
Accrued contingent consideration, current	490	465
Finance lease liability	-	1,750
Mortgage loans, current portion	142	111
Accrued expenses and other current liabilities	1,038	1,080
TOTAL CURRENT LIABILITIES	2,570	4,384

Accrued contingent consideration, non-current	663	751
Mortgage loans, net of current portion	3,878	2,537
TOTAL LIABILITIES	7,111	7,672

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares, 2,083,436 shares outstanding, net of 487,827 treasury shares at February 29, 2024 and 2,083,436 shares outstanding, net of 487,827 treasury shares at February 28, 2023, respectively	21	21
Additional paid-in capital	1,834	1,834
Retained Earnings	17,214	16,625
Less treasury stock	(1,412)	(1,412)
TOTAL STOCKHOLDERS’ EQUITY	17,657	17,068
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,768	$24,740

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The unaudited financial information disclosed in this press release for the three months ended May 31, 2024, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 29, 2024. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida.     MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs.  Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results.  MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s  expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing.  Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the upcoming presidential election and the possibility of reduced government spending on programs in which we participate depending on the outcome thereof and the policy interests of elected officials, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future;  the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such  acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 29, 2024.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com

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